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                                                                    Exhibit 3.3

                               Amendment No. 1 to

                                    By-Laws

                                       of

                            SFX Entertainment, Inc.
                  (Organized under the General Corporation Law
                           of the State of Delaware)

         The By-Laws of SFX Entertainment, Inc. (the "Corporation") are hereby amended, as of March 16, 1999, as follows:

1. The following is added as Section 9 under Article II - Directors:

         "9. NON-VOTING OBSERVERS. The Board of Directors may appoint non-voting observers to the Board of Directors ("Non-voting Observers"), each to hold such position until such person's successor is duly appointed, or until such person's earlier resignation or removal. The Non-voting Observers shall have no authority to exercise the powers of a director in the management of the business and affairs of the Corporation. Each Non-voting Observer shall be entitled to attend meetings of the Board of Directors but shall do so solely as an observer. Notice of such meetings to a Non-voting Observer shall not be required. Non-voting Observers shall not be entitled to vote and accordingly and without limitation shall not: (1) count as a member of the Board of Directors for the purpose of determining the number of directors necessary to constitute a quorum, for the purpose of determining whether a quorum is present or for any other purpose whatsoever, (2) be included in the calculation of whether a voting majority exists for the purpose of determining an act of the Board of Directors, (3) be included in the determination of whether all members of the Board of Directors consent in writing to an action under Section 8 of this Article or Section 141(f) of the Delaware General Corporation Law, or (4) be considered a duly authorized director of the Corporation for purposes of
Section 5.4 under Article Five of the Corporation's Amended and Restated Certificate of Incorporation." Any Non-voting Observer can be removed from such position by The Board of Directors at any time for any reason.